EXHIBIT 5.1


                             Hexcel Corporation
                             Two Stamford Plaza
                             281 Tresser Blvd.
                             Stamford, CT 06901


                                                      July 26, 1999


Hexcel Corporation
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of Hexcel Corporation, a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), relating to the issuance and sale of up to 700,000 shares (the "Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable upon exercise of options and stock awards that may be granted under the Company's Incentive Stock Plan (as amended, the "Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Restated Certificate of Incorporation of the Company, as amended to date, (e) the Amended and Restated By-Laws of the Company, as amended to date, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan, and (g) such other documents as I deemed necessary or appropriate as a basis for the opinions set forth below.

In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any Shares, the Company and the relevant grantee will have duly entered into award agreements ("Award Agreements") in accordance with the terms of the Plan. I am admitted to the Bar of the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Plan and the Award Agreements, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission thereunder.


                                          Very truly yours,

                                          /s/ Ira J. Krakower

                                          Ira J. Krakower